Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 24, 2011, with respect to the consolidated financial statements included in the Annual Report of Astea International Inc. and Subsidiaries on Form 10-K for the year ended December 31, 2010.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Astea International Inc. and Subsidiaries on Forms S-8 (File No. 333-168793, effective August 12, 2010, File No. 333-107757, effective August 8, 2003, File No. 333-61981, effective August 21, 1998, File No. 333-34865, effective September 3, 1997, and File No. 333-33825, effective August 18, 1997).

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

March 24, 2011